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                                                                    EXHIBIT 3.43

                                     CHARTER
                                       OF
                          BRENTWOOD ACQUISITION, INC.

         The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, as amended (the "Act"), adopts the following charter for such corporation:

         1. The name of the corporation thereinafter called the "Corporation" is:

                          BRENTWOOD ACQUISITION, INC.

         2. The Corporation is for profit.

         3. The street address of the Corporation's principal office is:

                        315 Deaderick Street, Suite 2700
                        Nashville, TN 37238
                        County of Davidson

         4. (a) The name of the Corporation's initial registered agent is National Registered Agents, Inc.

            (b) The street address of the Corporation's initial registered office in Tennessee is:

                         1900 Church Street, Suite 400
                         Nashville, TN 37238
                         County of Davidson

         5. The name and address of the incorporator is:

                         Melissa J. Hogan, Esq.
                         315 Deaderick Street, Suite 2700
                         Nashville, TN 37238
                         County of Davidson

         6. The Corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do, or to exercise, under the Act.

         7. The total number of shares of stock that the Corporation is authorized to issue is 1.000 shares of common stock, no par value per share.

         8. The shareholders of the Corporation shall not have preemptive rights.



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         9. To the fullest extent permitted by the Act as in effect on the date hereof and as hereafter amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended from time to time. Any repeal or modification of this Article 9 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.


Dated: January 30, 2004




                                         /s/  Melissa J. Hogan
                                      ------------------------------
                                      Melissa J. Hogan, Incorporator















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